STOCK PURCHASE AGREEMENT

AMONG

SYS

AND

TESTMASTERS, INC.

AND

LARRY W. COOKE

MAY 4, 2001

TABLE OF CONTENTS

1.     Definitions
2.     Purchase and Sale of Target Shares
        (a) Basic Transaction
        (b) Purchase Price
        (c) The Closing
        (d) Deliveries at the Closing
3.     Representations and Warranties Concerning the Transaction
        (a) Representations and Warranties of the Seller
        (b) Representations and Warranties of the Buyer
4.     Representations and Warranties Concerning the Target
        (a) Organization, Qualification, and Corporate Power
        (b) Capitalization
        (c) Non-contravention
        (d) Brokers' Fees
        (e) Title to Assets
        (f) Subsidiaries
        (g) Financial Statements
        (h) Events Subsequent to Most Recent Fiscal Year End
        (i) Undisclosed Liabilities
        (j) Legal Compliance
        (k) Tax Matters
        (l) Real Property
        (m) Intellectual Property
        (n) Tangible Assets
        (o) Inventory
        (p) Contracts
        (q) Notes and Accounts Receivable
        (r) Powers of Attorney
        (s) Insurance
        (t) Litigation
        (u) Product Warranty
        (v) Product Liability
        (w) Employees
        (x) Employee Benefits
        (y) Guaranties
        (z) Environment, Health, and Safety
        (aa) Certain Business Relationships with the Target
        (bb) Disclosure
5.     Pre-Closing Covenants
        (a) General
        (b) Notices and Consents
        (c) Operation of Business
        (d) Preservation of Business
        (e) Full Access
        (f) Notice of Developments
        (g) Exclusivity
        (h) Title Insurance
        (i) Surveys
 6.     Post-Closing Covenants
        (a) General
        (b) Litigation Support
        (c) Transition
        (d) Confidentiality
        (e) Incentive Compensation
7.     Conditions to Obligation to Close
        (a) Conditions to Obligation of the Buyer
        (b) Conditions to Obligation of the Seller
8.     Remedies for Breaches of This Agreement
        (a) Survival of Representations and Warranties
        (b) Indemnification Provisions for Benefit of the Buyer
        (c) Indemnification Provisions for Benefit of the Seller
        (d) Matters Involving Third Parties
        (e) Determination of Adverse Consequences
        (f) Recoupment Under Buyer's Notes, Buyer's Preferred Stock, and Buyer's Common Stock
        (g) Other Indemnification Provisions
9.     Tax Matters
        (a) Section 338(h)(10) Election
        (b) Tax Periods Ending on or Before the Closing Date
        (c) Tax Periods Beginning Before and Ending After the Closing Date
        (d) Cooperation on Tax Matters
        (e) Tax Sharing Agreements
        (f) Certain Taxes
10.   Termination
        (a) Termination of Agreement
        (b) Effect of Termination
11.   Miscellaneous
        (a) Nature of Certain Obligations
        (b) Press Releases and Public Announcements
        (c) No Third-Party Beneficiaries
        (d) Entire Agreement
        (e) Succession and Assignment
        (f) Counterparts
        (g) Headings
        (h) Notices
        (i) Governing Law
        (j) Amendments and Waivers
        (k) Severability
        (l) Expenses
        (m) Construction
        (n) Incorporation of Exhibits, Annexes, and Schedules
        (o) Specific Performance
        (p) Submission to Jurisdiction

EXHIBITS

Exhibit A     Employment Agreement - Cooke

Exhibit B     Historical Financial Statements

ANNEXATIONS & DISCLOSURE SCHEDULE

Annex I --     Exceptions to the Seller's Representations and Warranties Concerning the Transaction

Annex II --    Exceptions to the Buyer's Representations and Warranties Concerning the Transaction

Disclosure
Schedule--     Exceptions to Representations and Warranties Concerning the Target

STOCK PURCHASE AGREEMENT

    This Stock Purchase Agreement (the "Agreement") entered into on May 4, 2001 by and among SYS, a California corporation with principal offices at 9620 Chesapeake Drive, Suite 201, San Diego, California 92123 (the "Buyer"), Testmasters, Inc., a California corporation, with principal offices at 4167 Avenida del la Plata, Suite 108, Oceanside, California 92056 (the "Target") and Larry W. Cooke, with principal address at 4167 Avenida del la Plata, Suite 108, Oceanside, California 92056 (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties."

WHEREAS:

    A.    The Seller warrants and represents that he owns all of the outstanding capital stock of the Target.

    B.    The Seller acknowledges that, subject to the terms and conditions of this Agreement, he seeks to sell and transfer, all of his shares of the capital stock of the Target to the Buyer in exchange for shares of the Buyer's Common Stock.

    C.    Buyer acknowledges that, subject to the terms and conditions of this Agreement, it seeks to acquire all of the outstanding capital stock of the Target from the Seller in exchange for the Buyer's issuance of certain shares of the Buyer's Common Stock. Buyer also acknowledges that it seeks to enter into an employment agreement with the Seller.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.     Definitions.  In addition to the definitions provided elsewhere in this Agreement, the Parties agree that the following definitions will apply:

    "Accredited Investor" has the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

    "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

    Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

    "Affiliated Group" means any affiliated group within the meaning of Code §:1504(a).

    "APGAUSA" means United States generally accepted accounting principles as in effect from time to time and as applied on an accrual basis.

    "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by Bank of America plus 1% per annum.

    "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

    "Buyer" has the meaning set forth in the preface above.

    "Buyer's Common Stock" means the Common Stock (no par value) of Buyer as described in Buyer's Articles of Incorporation, as amended, and in Buyer's 2000 Form 10-KSB as filed with the U.S. Securities and Exchange Commission.

    "Closing" has the meaning set forth in §:2(c) below.

    "Closing Date" has the meaning set forth in §:2(c) below.

    "Closing Cash Component" has the meaning set forth in §:2(b)(i)(A) below.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Confidential Information" means and includes the following: (1) any written, typed, or printed lists or other materials identifying the business, products, or strategy conducted by or on behalf of the Company; (2) any financial or other information supplied by customers of the Company; (3) any and all data or information involving the techniques, programs, methods or contracts employed by the Company in the conduct of its business; (4) any lists, documents, manuals, records, forms, or other materials created and used by the Company in the conduct of its business; (5) any descriptive materials describing the methods and procedures employed by the Company in the conduct of its business; and (6) any other secret or confidential information concerning the Company's business affairs, or technology; provided however, "Confidential Information" shall not include any Residuals. The term "residuals" means general programming or testing techniques, ideas, concepts, or know-how contained or embodied in any of the Intellectual Property, which may be retained (without the aid of notes or like memory aids) by persons who have had authorized access to the Proprietary Information; provided however, the foregoing shall not be deemed to grant to either party a license under the other party's copyrights or patents.

    "Controlled Group of Corporations" has the meaning set forth in Code §:1563.

    "Deferred Intercompany Transaction" has the meaning set forth in Reg. §:1.1502-13.

    "Disclosure Schedule" has the meaning set forth in §:4 below.

    "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program (including, but not limited to, all medical, dental, and similar reimbursement or insurance plans).

    "Employee Pension Benefit Plan" has the meaning set forth in ERISA §:3(2).

    "Employee Welfare Benefit Plan" has the meaning set forth in ERISA §:3(1).

    "Employment Agreement" shall mean the agreement between the Buyer and the Seller as shown on Exhibit A attached hereto.

    "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "Excess Loss Account" has the meaning set forth in Reg. §:1.1502-19.

    "Extremely Hazardous Substance" has the meaning set forth in §:302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

    "Fiduciary" has the meaning set forth in ERISA §:3(21).

    "Financial Statement" has the meaning set forth in §:4(g) below.

    "Indemnified Party" has the meaning set forth in §:8(d) below.

    "Indemnifying Party" has the meaning set forth in §:8(d) below.

    "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all Confidential Information, trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium); provided, however, the term "Intellectual Property" shall not be deemed to include Residuals.

    "Key Employee" shall mean Larry W. Cooke.

    "Knowledge" means actual knowledge after reasonable investigation.

    "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, but not limited to, any liability for Taxes.

    "Most Recent Financial Statements" means the unaudited financial statements of the Target for the period ending December 31, 2000.

    "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

    "Most Recent Financial Statements" has the meaning set forth in §:4(g) below.

    "Most Recent Fiscal Month End" has the meaning set forth in §:4(g) below.

    "Most Recent Fiscal Year End" has the meaning set forth in §:4(g) below.

    "Most Recent Financial Statements" shall be the audited financial statements of the Target as of June 30, 2001.

    "Multiemployer Plan" has the meaning set forth in ERISA §:3(37).

    "Net Book Value at Closing" shall mean the amount of the Target's Total Assets minus the Target's Total Liabilities, both as shown on the Target's Most Recent Financial Statements.

    "Note Component" has the meaning set forth in §:2(b)(i)(B) below.

    "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

    "Parties" has the meaning set forth in the preface above.

    "PBGC" means the Pension Benefit Guaranty Corporation.

    "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

    "Process Agent" has the meaning set forth in §:10(p) below.

    "Prohibited Transaction" has the meaning set forth in ERISA §:406 and Code §:4975.

    "Purchase Price" has the meaning set forth in §:2(b) below.

    "Reportable Event" has the meaning set forth in ERISA §:4043.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

    "Seller" has the meaning set forth in the preface above.

    "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

    "Survey" has the meaning set forth in §:5(i) below.

    "Target" means Testmasters, Inc., a California corporation.

    "Target Share" means any share of the Common Stock, no par value per share, of the Target.

    "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §:59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    "Third Party Claim" has the meaning set forth in §:8(d) below.

2.     Purchase and Sale of Target Shares.

    (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of his Target Shares for the consideration specified below in this §:2.

    (b) Purchase Price. Upon Buyer's receipt of the stock certificates representing all of the Target Shares as provided by this Agreement and in consideration of the Seller's performance of his other obligations under this Agreement to be performed on or prior to Closing, Buyer shall deliver to the Seller a stock certificate representing two hundred thousand (200,000) shares of the Buyer's Common Stock.

        (i) Piggy-back Registration Rights. If at any time within two years following the Closing Buyer files a registration statement on Form SB-1, SB-2, S-1, or S-3 with the U.S. Securities and Exchange Commission for the offering and public sale of the Buyer's Common Stock (the "Offering"), Buyer shall give Seller reasonable notice of said filing and Seller shall have the right, upon thirty (30) days' written notice to Buyer, to include any or all of the two hundred thousand (200,000) shares of Buyer's Common Stock issued to Seller under this Agreement in any said registration statement. Buyer shall assume all costs incurred in connection with the preparation and filing of said registration statement. However, both Buyer and Seller agree that Seller's right to include any shares in said registration statement shall be subject to the approval of the lead underwriter that manages or participates in the Offering.

    (c) The Closing.

        (i) The Closing of the transaction with the Seller contemplated by this Agreement shall take place at 3:00 P.M., P.D.T., May 4, 2001 at the Law Offices of William M. Aul, 4275 Executive Square, Suite 800, La Jolla, California 92037 or on the first business day following the satisfaction or waiver of all conditions to the obligations of the Buyer and the Seller.

    (d) Deliveries at the Closing. At the Closing, the Parties agree that:

        (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in §:7(a) below;

        (ii) Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in §:7(b) below;

        (iii) at the Closing, the Seller will deliver to the Buyer stock certificate(s) representing all of his Target Shares, endorsed in blank or accompanied by duly executed assignment documents;

        (iv) at the Closing, the Buyer will deliver to the Seller the consideration specified in §:2(b) above.

3.     Representations and Warranties Concerning the Transaction.

    (a) Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this §:3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §:3(a)) with respect to himself except as set forth in Annex I attached hereto.

        (i) Organization of Target . The Target is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

        (ii) Authorization of Transaction. The Seller and the Target has full power and authority (including, if the Seller is a corporation, full corporate power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

        (iii) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller or the Target is subject or, any provision of the Target's charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller by which he is bound or to which any of his assets is subject.

        (iv) Brokers' Fees. The Seller and the Target have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated except for certain payments due or payable to Cliff Cooke if disclosed to and approved by Buyer prior to Closing.

        (v) Liabilities & Taxes. To the best of Seller's Knowledge, the amount of the Liabilities and Taxes shown on the Most Recent Financial Statements are correct and complete.

        (vi) Target Shares. The Seller holds of record and owns beneficially the number of Target Shares set forth next to his name in §:4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

        (vii) Investment. The Seller warrant and represent the following: (A) he understands that Buyer's Common Stock have not been and will not be registered under the Securities Act of 1933, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (B) he is acquiring the Buyer's Common Stock solely for his own account for investment purposes only, and not with a view to the distribution thereof; (C) he is a sophisticated investor with knowledge and experience in business and financial matters; (D) he has received certain financial and business information concerning the Buyer; (E) he has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in acquiring the Buyer's Common Stock, (F) he consents to the Seller placing a restricted securities legend (as reasonably determined by the Buyer) on each stock certificate representing the Buyer's Common Stock issued under this Agreement; (G) he consents to the Seller placing a legend (as reasonably determined by the Buyer) on each stock certificate representing Buyer's Common Stock consistent with the provisions stated in §:8(f) of this Agreement; (H) he is able to bear the economic risk and lack of liquidity inherent in holding the Buyer's Common Stock; and (I) he is an Accredited Investor as that term is defined under Rule 501 of Regulation D of the Securities Act of 1933.

        (viii) Status & Receipt of Disclosures. The Seller warrants and represents that: (1) he is an Accredited Investor; (2) he has reviewed, prior to this Agreement, a copy of the Buyer's 1999 and 2000 Form 10-KSB, and copies of Buyer's fiscal 2000 First and Second Quarter Form 10-QSB; (3) he has had a sufficient opportunity to meet with Buyer's officers and directors for the purpose of asking questions of each of these persons and receive answers thereto; (4) he has retained its own independent tax, investment, and legal counsel of his own choosing; and (5) he has not relied upon the Buyer or the Buyer's officers, directors, employees, or agents in making any evaluation of the suitability of the investment and purchase of Buyer's Common Stock.

    (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this §:3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §:3(b)), except as set forth in Annex II attached hereto.

        (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of California which is the jurisdiction of its incorporation.

        (ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

        (iii) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

        (iv) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any other broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller is or could become liable or obligated.

        (v) Investment. The Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933.

4.     Representations and Warranties Concerning the Target. The Target and the Seller jointly and severally represent and warrant to the Buyer that the statements contained in this §:4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §:4), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §:4.

    (a) Organization, Qualification, and Corporate Power. The Target is a corporation duly organized, validly existing, and in good standing under the laws of California which is the jurisdiction of its incorporation. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Target has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. §:4(a) of the Disclosure Schedule lists the directors and officers of the Target. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of the Target (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Target are correct and complete. The Target is not in default under or in violation of any provision of its charter or bylaws.

    (b) Capitalization. The entire authorized capital stock of the Target consists of five thousand (5,000) Target Shares, of which five thousand (5,000) Target Shares are issued and outstanding and zero (0) Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the Seller as set forth in §:4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

    (c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which of the Target is subject or any provision of the charter or bylaws of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

    (d) Brokers' Fees. The Target has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement except for certain payments due or payable to Cliff Cooke if disclosed to and approved by Buyer prior to Closing.

    (e) Title to Assets. The Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

    (f) Existence of & Disclosure of Subsidiaries §:4(f) of the Disclosure Schedule sets forth for each Subsidiary of the Target (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of the Target have been duly authorized and are validly issued, fully paid, and nonassessable. The Target holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Target, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to sell, transfer, or otherwise dispose of any capital stock or to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Target. None of the Target and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Target.

    (g) Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively the "Financial Statements"): (i) unaudited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1999, and 2000 (the latter as, the "Most Recent Fiscal Year End") for the Target. The Financial Statements (including the notes thereto) have been prepared in accordance with APGAUSA applied on a consistent accrual basis throughout the periods covered thereby, present fairly the financial condition of the Target as of such dates and the results of operations of the Target for such periods, are correct and complete, and are consistent with the books and records of the Target (which books and records are correct and complete).

    (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Target. Without limiting the generality of the foregoing, since that date:

        (i) the Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

        (ii) the Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $5,000 or outside the Ordinary Course of Business;

        (iii) no party (including the Target) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $5,000 to which the Target and is a party or by which it is bound;

        (iv) the Target has not imposed any Security Interest upon any of its assets, tangible or intangible;

        (v) the Target has not made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the Ordinary Course of Business;

        (vi) the Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $5,000 or outside the Ordinary Course of Business;

        (vii) the Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $2,000 singly or $5,000 in the aggregate;

        (viii) the Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

        (ix) the Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $5,000 or outside the Ordinary Course of Business;

        (x) the Target has not granted any license or sub-license of any rights under or with respect to any Intellectual Property;

        (xi) there has been no change made or authorized in the charter or bylaws of the Target;

        (xii) the Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

        (xiii) the Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

        (xiv) the Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

        (xv) the Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

        (xvi) the Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

        (xvii) the Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

        (xviii) the Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan, Targets 401(k) Plan or similar plan);

        (xix) the Target has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

        (xx) the Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

        (xxi)to the best of Seller's Knowledge, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Target; and

        (xxii) the Target has not committed to any of the foregoing.

        (i) Undisclosed Liabilities. The Target does not have any Liability (and to the best of Seller's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); and (iii) Liabilities (including, but not limited to, Liabilities for Taxes) set forth on the Most Recent Financial Statements.

    (j) Legal Compliance. To the best of Seller's Knowledge, the Target, and its respective predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

    (k) Tax Matters.

        (i) The Target (and all prior and existing Subsidiaries and Affiliates) have filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Target and any said Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Target and said Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Target and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Target and said Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

        (ii) The Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (iii) No Seller or director or officer (or employee responsible for Tax matters) of the Target expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Target either: (A) claimed or raised by any authority in writing or (B) as to which the Seller and the directors and officers (and employees responsible for Tax matters) of the Target has Knowledge based upon personal contact with any agent of such authority. §:4(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Target for taxable periods ended on or after December 31, 2000 indicate those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Target since January 1, 1996.

        (iv) The Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        (v) Tax Related Consent Orders & Agreements. The Target has not filed a consent under Code §:341(f) concerning collapsible corporations. The Target has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code §:280G. The Target has not been a United States real property holding corporation within the meaning of Code §:897(c)(2) during the applicable period specified in Code §:897(c)(1)(A)(ii). The Target has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §:6662. Further, the Target is not a party to any Tax allocation or sharing agreement. The Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has any Liability for the Taxes of any Person (other than the Target ) under Reg. §:1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (vi) §:4(k) of the Disclosure Schedule sets forth the following information with respect to the Target as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Target or in its assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Target; and (C) the amount of any deferred gain or loss allocable to the Target arising out of any Deferred Inter-company Transaction.

        (vii) Unpaid Taxes. The unpaid Taxes of the Target: (A) did not, as of the Most Recent Fiscal Month End and as of the Most Recent Financial Statements. exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target in filing its Tax Returns.

    (l) Real Property.

        (i) §:4(l)(i) of the Disclosure Schedule lists and describes briefly all real property that the Target owns. The First Seller and the Second Seller warrants and represents that the Target does not own or hold title to any real property.

        (ii) §:4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any of the Target and its Subsidiaries. §:4(l)(ii) of the Disclosure Schedule also identifies the leased or subleased properties of the Target. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in §:4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in §:4(l)(ii) of the Disclosure Schedule:

            (A) the lease or sublease is intended by the Target to be legal, valid, binding, enforceable, and in full force and effect;

            (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; provided, the lease requires the consent of the landlord to a transfer of control by Target;

            (C) to the best of Seller's Knowledge, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

            (D) no party to the lease or sublease has repudiated any provision thereof;

            (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

            (F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

            (G) the Target has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or sub-leasehold;

            (H) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

            (I) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

    (m) Intellectual Property.

        (i) Intellectual Property Rights. The Target owns or has the right to use pursuant to license, sub-license, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Target and its Subsidiaries as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Target immediately prior to the Closing hereunder will be owned or available for use by the Target on identical terms and conditions immediately subsequent to the Closing hereunder. To the best of Seller's Knowledge, the Target has taken all commercially reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.

        (ii) Non-Interference in Third Party Intellectual Property. To the best of Seller's Knowledge, the Target has not interfered with, infringed upon, misappropriated, or otherwise come into the Intellectual Property rights of third parties, and the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Target and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target and its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Target and its Subsidiaries.

        (iii) Disclosure Schedule. §:4(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to the Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Target has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. §:4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Target in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in §:4(m)(iii) of the Disclosure Schedule:

            (A) the Target possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

            (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

            (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

            (D) the Target has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

        (iv) Disclosure Schedule. §:4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Target uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sub-licenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in §:4(m)(iv) of the Disclosure Schedule:

            (A) the Target intends the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

            (B) to the best of Seller's Knowledge, the license, sub-license, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §:2 above);

            (C) to the best of Seller's Knowledge, no party to the license, sub-license, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

            (D) no party to the license, sub-license, agreement, or permission has repudiated any provision thereof;

            (E) with respect to each sub-license, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

            (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

            (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

            (H) the Target has not granted any sublicense or similar right with respect to the license, sub-license, agreement, or permission.

        (v) To the Knowledge of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target, the Target will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

        (vi) The Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target do not have and have not had any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of the Target.

            (n) Tangible Assets. The Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Each such material tangible asset is in a commercially reasonable operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

            (o) Inventory. The Target maintains no inventories (of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods) necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted.

            (p) Contracts. §:4(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Target is a party:

                (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $1,000 per annum;

                (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Target, or involve consideration in excess of $1,000;

                (iii) any agreement concerning a partnership or joint venture;

                (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                (v) any agreement concerning confidentiality or non-competition except agreements concerning confidentiality entered into in the Ordinary Course of Business with customers providing Target confidential information or trade secrets;

                (vi) any agreement with any of the Seller and his Affiliates (other than the Target );

                (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                (viii) any collective bargaining agreement;

                (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000 or providing severance benefits;

                (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target, other than contracts for providing services to Target's customers which have been made available for inspection to Buyer; or

                (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000 other than contracts for providing services to Target's customers which have been made available for inspection to Buyer;

    The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in §:4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in §:4(p) of the Disclosure Schedule. With respect to each such agreement to the best of Seller's Knowledge: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

            (q) Notes and Accounts Receivable. All notes and accounts receivable of the Target are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target.

            (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Target.

            (s) Insurance. §:4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past ten (10) years:
                (i) the name, address, and telephone number of the agent;

                (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                (iii) the policy number and the period of coverage;

                (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

    With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither any of the Target nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Target has been covered during the past ten (10) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. §:4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting the Target.

            (t) Litigation. §:4(t) of the Disclosure Schedule sets forth each instance in which the Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Seller and the directors and officers (and employees with responsibility for litigation matters) of the Target, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in §:4(t) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Target. The Seller and the directors and officers (and employees with responsibility for litigation matters) of the Target do not have any Knowledge that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Target.

            (u) Service and Product Warranty. Each service and product sold, leased, or delivered by the Target to the United States government (including any agencies thereof) (and any other purchaser of any said service or product) has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Target does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet and on the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target. No service rendered or product sold, leased, or delivered by the Target is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. §:4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Target (containing applicable guaranty, warranty, and indemnity provisions).

            (v) Service Liability. The Target does not have any Liability (and to the best of Seller's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, or service sold, leased, or delivered by the Target.

            (w) Employees. §:4(w) of the Disclosure Schedule sets forth a list of the name, title, department area, and annual compensation of each Employee as of April 30, 2001. To the Knowledge of the Seller and the directors and officers (and employees with responsibility for employment matters) of the Target, no executive, Key Employee, or group of employees has any plans to terminate employment with any of the Target. The Target is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Target has not committed any unfair labor practice. The Seller and the directors and officers (and employees with responsibility for employment matters) of the Target do not have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Target.

            (x) Employee Benefits.

                (i) §:4(x) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Target and its Subsidiaries maintains or to which the Target contributes.

                    (A) Compliance. Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                    (B) Reporting Obligations. All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code §:4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                    (C) Contributions. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                    (D) IRS Qualifications. Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code §:401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                    (E) Market Values. The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multi-employer Plan) equals or exceeds the present value of all vested and non-vested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination..

                    (F) Delivery of Plan Documents. The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

            (ii) Contributions to Plan. With respect to each Employee Benefit Plan of the Target (including Targets 401(k) Plan), Target maintains or ever has maintained or to which it or any current or prior Subsidiary contributes, ever has contributed, or ever has been required to contribute:

                (A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Target.

                (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Target and its Subsidiaries, threatened. The Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Target and its Subsidiaries has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                (C) The Target has not incurred, and the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Target has any reason to expect that the Target will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

            (iii) The Target, and the other members of the Controlled Group of Corporations that includes the Target does not contribute to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

            (iv) The Target does not maintain or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code §:4980B).

        (y) Guaranties. §:4(y) of the Disclosure Schedule sets forth a list describing each and every transaction in which the Target or the Seller is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

        (z) Environment, Health, and Safety.

            (i) The Target, and its respective predecessors and Affiliates have complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Target, and their respective predecessors and Affiliates have obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

            (ii) The Target does not have any Liability (and the Target, and its respective predecessors and Affiliates have handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Target giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

            (iii) All properties and equipment used in the business of the Target, and their respective predecessors and Affiliates have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

        (aa) Certain Business Relationships with the Target. The Seller and his Affiliates have not been involved in any business arrangement or relationship with the Target within the past twelve (12) months, and the Seller and his Affiliates do not own any asset, tangible or intangible, which is used in the business of the Target.

        (bb) Federal and State Income Taxes Due. The Target does not have any liability for Taxes or other Liabilities arising out of the conversion of the Target from a cash basis taxpayer to an accrual basis taxpayer except as shown on the face of the Target's Most Recent Financial Statements (rather than in the notes thereof).

        (cc) Disclosure. To the best of Seller's Knowledge, the representations and warranties contained in this §:4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §:4 not misleading.

5.     Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

    (a) General. Each of the Parties will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in §:7 below).

    (b) Notices and Consents. The Seller will cause the Target to give any notices to third parties, and will cause each of the Target and its Subsidiaries to use its best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in §:4(c) above. Each of the Parties will (and the Seller will cause the Target to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §:3(a)(ii), §:3(b)(ii), and §:4(c) above.

    (c) Operation of Business. The Seller shall not cause or permit the Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit any of the Target and its Subsidiaries to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) issue any debt instruments or promissory notes or serve as the guarantor, co-guarantor, surety or otherwise make financial commitments or assume any obligations , or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §:4(h) above.

    (d) Preservation of Business. The Seller will cause the Target to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

    (e) Full Access. The Seller will permit, and the Seller will cause the Target to permit, representatives of the Buyer to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Target.

    (f) Notice of Developments. The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in §:4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in §:3 above. No disclosure by any Party pursuant to this §:5(f), however, shall be deemed to amend or supplement Annex I or Annex II or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

    (g) Exclusivity. The Seller will (and the Seller will not cause or permit the Target to): (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of the Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will not vote their Target Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange.

    The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.     Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

    (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §:8 below). The Seller acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target and its Subsidiaries. Buyer shall cause the Target to retain such records for a minimum period of three (3) years from the Closing and Seller shall be entitled to reasonable access for inspection and copying such records following the Closing.

    (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §:8 below).

    (c) Transition. The Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Target and its Subsidiaries from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Target to the Buyer from and after the Closing.

    (d) Confidentiality. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this §:6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, of the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

    (e) Incentive Compensation. Buyer agrees that after Closing, it shall establish incentive compensation arrangements for the Key Employee and such other members of the Target's management (as determined by Buyer) so as to allow for the issuance of Buyer's Common Stock as incentive compensation upon such terms as Buyer may then determine.

7.     Conditions to Obligation to Close.

    (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

        (i) the representations and warranties set forth in §:3(a) and §:4 above shall be true and correct in all material respects at and as of the Closing Date;

        (ii) the Seller shall tender to the Buyer all of the Target's Shares owned and held by each of them with executed irrevocable stock transfer powers for the full and irrevocable transfer of all right, title, and interest to said shares to Buyer (and with such documents as Buyer deems acceptable to effect said transfer);

        (iii) the Seller shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

        (iv) the Target shall have procured all of the third party consents specified in §:5(b) above.

        (v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares and to control the Target and its Subsidiaries, or (D) affect adversely the right of any of the Target and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

        (vi) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in §:7(a)(i)-(vi) is satisfied in all respects;

        (vii) the Target shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in §:3(a)(ii), §:3(b)(ii), and §:4(c) above;

        (viii) the relevant parties shall have entered into an employment agreement in form and substance as set forth in Exhibit A attached hereto and the same shall be in full force and effect;

        (ix) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Target other than those whom the Buyer shall have specified in writing at least five (5) business days prior to the Closing;

        (x) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

    The Buyer may waive any condition specified in this §:7(a) if it executes a writing so stating at or prior to the Closing.

    (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by him in connection with the Closing is subject to satisfaction of the following conditions:

        (i) the representations and warranties set forth in §:3(b) above shall be true and correct in all material respects at and as of the Closing Date;

        (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

        (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

        (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in §:7(b)(i)-(iii) is satisfied in all respects;

        (v) the Target, shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in §:3(a)(ii), §:3(b)(ii), and §:4(c) above;

        (vi) the relevant parties shall have entered into the employment agreement in form and substance as set forth in Exhibit A and the same shall be in full force and effect;

        (v) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

    The Seller may waive any condition specified in this §:7(b) if they execute a writing so stating at or prior to the Closing.

8.     Remedies for Breaches of This Agreement.

    (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing and continue in full force and effect forever thereafter for a period of one (1) year after the Closing.

    (b) Indemnification Provisions for Buyer.

        (i) In the event the Seller or the Target breaches (or in the event any third party alleges facts that, if true, would mean any of the Seller has breached) any of his, her, or its representations, warranties, and covenants contained herein (other than the covenants in §:2(a) above and the representations and warranties in §:3(a) above), and, if there is an applicable survival period pursuant to §:8(a) above, provided that the Buyer makes a written claim for indemnification against any of the Seller pursuant to §:11(h) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Seller contained in §:4(a)-(j) and §:4(l)-(bb) above until the Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $30,000 aggregate threshold (at which point the Seller will be obligated to indemnify the Buyer from and against all such Adverse Consequences relating back to the first dollar).

        (ii) In the event any of the Seller or the Target breaches (or in the event any third party alleges facts that, if true, would mean any of the Seller has breached) any of his or its covenants in §:2(a) above or any of his or its representations and warranties in §:3(a) above, and, if there is an applicable survival period pursuant to §:8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to §:11(h) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

        (iii) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Target for any Taxes of the Target with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with §:9(c)) to the portion of such period beginning before and ending on the Closing Date).

        (iv) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liabilities.

    (c) Indemnification Provisions for Seller. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to §:8(a) above, provided that any of the Seller makes a written claim for indemnification against the Buyer pursuant to §:11(h) below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

    (d) Matters Involving Third Parties.

        (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this §:8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

        (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

        (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with §:8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

        (iv) In the event any of the conditions in §:8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this §:8.

    (e) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this §:8. All indemnification payments under this §:8 shall be deemed adjustments to the Purchase Price.

    (f) Recoupment Under Buyer's Common Stock. The Buyer shall have the option of recouping all or any part of any Adverse Consequences it may suffer (in addition to seeking any indemnification to which it is entitled under this §:8 and any other rights it may have under applicable law) by notifying the Seller that the Buyer is reducing the number of shares of Buyer's Common Stock issued to Seller by an amount equal the amount of any said Adverse Consequences as determined by Buyer in good faith (the "Recoupment Right"). This Recoupment Right of Buyer shall expire one year (1) year from Closing. The Seller agrees that Buyer shall have the right to place an appropriate legend (as determined by Buyer in its reasonable discretion) on each stock certificate representing the Buyer's Common Stock issued to the Seller under this Agreement to ensure that each holder of the Buyer's Common Stock receives prior notice of the provisions of this Section §:8(f). For purposes of this Section §:8f and this Agreement (and as set forth in §:1 of this Agreement), Adverse Consequences means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

    (g) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. The Seller hereby agrees that he or it will not make any claim for indemnification against the Target by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

    (h) Maximum Liability. Notwithstanding any other provision in this Agreement and except Adverse Consequences suffered or incurred by Buyer primarily as a result of Seller's willful or intentional misrepresentations, the maximum liability of Seller to Buyer or the Target , whether on account of the indemnification provisions in this Section 8 or on account of any Liabilities arising under any other provision of this Agreement or by operation of law on account of this purchase and sale transaction, shall not exceed the amount of the Purchase Price.

9.     Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

    (a) Section 338(h)(10) Election. The Seller agree, if so directed by the Buyer, to join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of the Target hereunder. Seller will pay any Tax, including any liability of Target for Tax resulting from the application to it of Treasury Regulation §: 1.338(h)(10)-1(f)(5), attributable to the making of the Section 338(h)(10) Election and will indemnify the Buyer, Target, and its Subsidiaries against any Adverse Consequences arising out of any failure to pay such Tax. Seller also expressly agree that they will also pay any state, local, or foreign Tax (and indemnify the Buyer, and Target against any Adverse Consequences arising out of any failure to pay such Tax) attributable to an election under state, local or foreign law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the stock of the Target hereunder.

    (b) Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Target. Seller shall permit Target to review and comment on each such Tax Return described in the preceding sentence prior to filing. Seller shall be responsible for the payment all said Taxes of the Target irrespective of whether or not said Taxes are reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Financial Statements, Most Recent Financial Statements, the Closing Balance Sheet, and all of them.

    (c) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Target for Tax periods which begin before the Closing Date and end after the Closing Date. Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Target.

    (d) Cooperation on Tax Matters.

        (i) Buyer, the Target, and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Target and its Subsidiaries and Seller agrees: (A) to retain all books and records with respect to Tax matters pertinent to the Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Target or Seller, as the case may be, shall allow the other party to take possession of such books and records.

        (ii) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

        (iii) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

    (e) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Target shall be terminated as of the Closing Date and, after the Closing Date, the Target and its Subsidiaries shall not be bound thereby or have any liability thereunder.

    (f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any transfer taxes and any similar tax imposed in any one or more states or subdivisions), shall be paid by Seller when due, and Seller will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

10.     Termination.

    (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

        (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

        (ii) this Agreement is not executed prior to 3:00 P..M., P.D.T., May 4, 2001.

        (iii) the Buyer may terminate this Agreement by giving written notice to the Requisite Seller following the date of this Agreement if the Buyer is not reasonably satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Target;

        (iv) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing: (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before May 4, 2001, by reason of the failure of any condition precedent under §:7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

        (v) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing: (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before May 4, 2001, by reason of the failure of any condition precedent under §:7(b) hereof (unless the failure results primarily from the Seller breaching any representation, warranty, or covenant contained in this Agreement).

    (b) Effect of Termination. If any Party terminates this Agreement pursuant to §:10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

11.     Miscellaneous.

    (a) Nature of Certain Obligations.

        (i) The covenants of the Seller in §:2(a) above concerning the sale of his or its Target Shares to the Buyer and the representations and warranties of the Seller in §:3(a) above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in §:8 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

        (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that the Seller will be responsible to the extent provided in §:8 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

    (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer; provided, however, that the Buyer, as a publicly-traded company, may make any public disclosure it believes in good faith is required by the Securities Exchange Act of 1934 and Buyer shall provide the Seller with reasonable notice of said disclosures.

    (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

    (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

    (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

    (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

    (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:	Copy to:

Larry W. Cooke	James Meisenheimer, Esq.
4167 Avenida de la Plata	Meisenheimer, Herron & Steele
Oceanside, California 92056	550 West C Street, Suite 1760
San Diego, California 92101
If to the Target	Copy to:
Larry W. Cooke	James Meisenheimer, Esq.
Testmasters, Inc.	Meisenheimer, Herron & Steele
4167 Avenida de la Plata	550 West C Street, Suite 1760
Oceanside, California 92056	San Diego, California 92101
If to the Buyer:	Copy to:
W. Gerald Newmin	William M. Aul, Esq.
SYS	Law Offices of William M. Aul
9620 Chesapeake Drive, Suite 201	4275 Executive Square, Suite 800
San Diego, California 92123	La Jolla, California 92037
If to the Process Agent:
William M. Aul, Esq.
Law Offices of William M. Aul
4275 Executive Square, Suite 800
La Jolla, California 92037
(TEL: 858-546-2808)
(FAX: 858-558-5960)

    Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

    (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

    (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    (l) Expenses. Each of the Parties and the Target will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that the Target has not borne or will not bear any of the Seller's costs and expenses (including, but not limited to, any of their legal fees, consulting fees, investment banking fees, finder's fees, and all related expenses) in connection with this Agreement or any of the transactions contemplated hereby.

    (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

    (n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

    (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted by way of arbitration (as provided by §:10(p) below) or in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in §:10(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

    (p) Arbitration. Any dispute or claim in an amount equal to or less than fifty thousand dollars ($50,000) and arising under or in any way related to this Agreement shall be settled by arbitration in San Diego, California. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration except that in the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute. This Agreement shall be interpreted and enforced under the laws of California as if each were fully executed and all acts contemplated in each were fully performed in California. Each of the Parties waives any defense of inconvenient forum to the maintenance of any said action or proceeding. Each Party appoints William M. Aul, Esq. (the "Process Agent") as his or its agent to receive on his or its behalf service of copies of the demand for arbitration and complaint and any other process that might be served in the action or proceeding.

    Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in §:10(h) above or (ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in §:10(h) above. In the event of any dispute or claim that exceeds fifty thousand dollars ($50,000) and arising under or in any way related to this Agreement, the parties shall have the right to utilize any forum within the County of San Diego to resolve any said dispute.

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

FOR THE BUYER:

By:_____________________________________
     W. Gerald Newmin, CEO & Chairman

FOR THE TARGET:

By:_____________________________________
     Larry W. Cooke, President

FOR THE SELLER:

By:_____________________________________
     Larry W. Cooke

[Signature Page to Stock Purchase Agreement.]

CONSENT OF SPOUSE

    I, Patricia I. Cooke, do hereby warrant and represent that I am the spouse of Larry W. Cooke. I further warrant and represent that may hold certain community property rights and interests to the capital stock and assets of Testmasters, Inc., a California corporation.

    I hereby acknowledge that I have read the foregoing Stock Purchase Agreement (the "Agreement") between SYS, Testmasters, Inc., and Larry W. Cooke and that I understand its contents.

    I am aware that, subject to the terms and conditions of the Agreement and in accordance with the Agreement, all right, title, and interest to the outstanding capital stock of Testmasters, Inc. will be transferred to SYS in exchange for the issuance of shares of the Common Stock (no par value) of SYS.

    I acknowledge that I have had sufficient opportunity to consult with legal counsel in connection with all negotiations related to and the execution of the Agreement. I hereby consent and approve of the provisions of the Agreement, and agree to be bound by the terms and provisions of the Agreement.

                                                                            ___________________________________
                                                                            (Signature)

                                                                            ____________________________________
                                                                             (Print Name)

Dated:_____________________________

EXHIBIT A

Employment Agreement

(Attached.)

EXHIBIT B

HISTORICAL FINANCIAL STATEMENTS OF TARGET

(Attached)

DISCLOSURE SCHEDULES

(As Attached)

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